Exhibit 16.4

WINDES & McCLAUGHRY
ACCOUNTANCY CORPORATION
Certified Public Accountants & Consultants
EXCEEDING EXPECTATIONS SINCE 1926

Established 1926

Von Karman Towers
18201 Von Karman Ave.,
Suite 1060
Irvine, CA 92612

Tel: (949) 271-2600
Fax: (949) 660-5681

www.windes.com

Other Offices:
Long Beach
Torrance
Los Angeles

March 9, 2012

U.S. Securities and Exchange Commission
100 F. Street, NE
Washington, DC 20549-6010

Dear Ladies and Gentlemen:

We have read Item 4.01, and are in agreement with the statements as they relate to our firm being made by Seychelle Environmental Technologies, Inc. (the "Company") in Item 4.01 of its amendment No. 1 to Form 8-K dated March 9, 2012, captioned "Changes in Registrant's Certifying Accountant." We have no basis to agree or disagree with the other statements contained therein.

/s/ Windes & McClaughry Accountancy Corporation